EXHIBIT 10.33

XCYTE

FIRST AMENDMENT TO LICENSE AND SUPPLY AGREEMENT BETWEEN

DIACLONE AND XCYTE THERAPIES DATED OCTOBER 15, 1999.

This First Amendment to the License and Supply Agreement is entered into as of August 15, 2000 (“Effective Date”) by and between Xcyte Therapies, a Delaware corporation having a principal place of business at 1124 Columbia Street, Seattle, Washington 98104, United States (“Xcyte”) and Diaclone S.A., a French corporation having a principal place of business at One Boulevard Fleming, B.P. 1985 F-25020 Besancon Cadet, France (“Diaclone”).

WHEREAS. Xcyte and Diaclone wish to clarify and update certain aspects of the License and Supply Agreement dated October 15, 1999 between Xcyte and Diaclone (“the Agreement”);

NOW THEREFORE, the parties hereby amend the Agreement as follows:

1. Section 6.3(b) of the Agreement shall be replaced in its entirety with the following:

“(b) Combination Products. In the event that a Licensed Product is used or sold by Xcyte in combination as a single product without or more other product(s) or service(s) which are not Licensed Products, Net Sales from such sales and/or use for purposes of calculating the amounts due under Section 6.3(a) above shall be calculated by multiplying the Net Sales of that combination by the fraction A1(A+B), where A is the gross selling price of the Licensed Product sold separately and B is the gross selling price of the other product or service sold separately. In the event that no such separate sales or use of a Licensed Product are made by Xcyte, Net Sates for royalty determination shall be calculated by multiplying Xcyte’s cost for making or having made a Licensed Product (“Cost”) by 1.5 (i.e., Cost x 1.5). It is understood and agreed that Xcyte Intends to use Licensed Products in connection with products and services which do not entail the use of the Licensed Materials, and that such Licensed Products shall be subject to this Section 6.3(b).”

2. Section 10.1 of the Agreement shall be replaced in its entirety with the following:

“10.1 Term. The term of this Agreement will begin on the Effective Date and will continue, subject to early termination as provided in Section 10.2, for a period of fifteen (15) years from the date of first approval by FDA or its foreign equivalent of a Licensed Product for therapeutic uses. At the end of the fifteen (15) years, Xcyte will have a perpetual, irrevocable, fully paid up, royalty free, exclusive license to the Licensed Materials and Licensed Know-Row with all of the rights granted in Section 2.1.”

3. Section 10.2 (d) of the Agreement shall be deleted in its entirety.

4. Section 10.3 of the Agreement shall be replaced in its entirety with the following:

“10.3 Effect of Termination. Neither party will be relieved of any obligations incurred under this Agreement prior to the date of such termination or expiration by the termination or expiration thereof, and the provisions of Sections 1, 3.6, 3.8,4,5.8,7.4,9, 10, 12, 13, 14, 15, and 16 will survive any such termination or expiration.”

5. In Section 15 of the Agreement, Xcyte’s notice information shall be replaced with the following:

“Xcyte Therapies, Inc.

1124 Columbia Street

Seattle, Washington 98104

United States

Attn: Business Development

FAX: 206-262-0900”

6. In Section 15 of the Agreement, the name “William W. Ericson” shall be changed to “Sonya Erickson.”

7. Other than as amended by this Amendment, the terms and conditions shall continue in full force and effect and are incorporated by reference in their entirety.

8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties have executed this Amendment as of the date first written above.

FOR XCYTE:	FOR DIACLONE:

/s/ RON BERENSON, MD	/s/ JOHN WIJDENES

Signature	Signature

Ron Berenson	John Wijdenes

Name	Name

President & CEO	Director

Title	Title